--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNITED STATES                -----------------------------
           SECURITIES AND EXCHANGE COMMISSION      OMB APPROVAL
                                                   -----------------------------
                WASHINGTON, D.C. 20549             OMB Number: 3235-0058
                                                   -----------------------------
                       FORM 12B-25                 Expires: January 31, 2002
                                                   -----------------------------
               NOTIFICATION OF LATE FILING         Estimated average burden
                                                   hours per response. . .2.50
                                                   -----------------------------

                                                   -----------------------------
                                                   SEC FILE NUMBER
                                                   -----------------------------
                                                   CUSIP NUMBER
                                                   -----------------------------

(Check One): [X] Form 10-K   [ ]Form 20-F  [ ]Form  11-K  [ ]Form 10-Q
[ ]Form N-SAR
For Period Ended:      12/31/00
                  ---------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________
--------------------------------------------------------------------------------
 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
--------------------------------------------------------------------------------
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

REPUBLIC TECHNOLOGIES INTERNATIONAL Holdings, LLC ______ Full Name of Registrant
 N/A___________________________________________ Former Name if Applicable
3770 EMBASSY PARKWAY__ Address of Principal Executive Office (Street and Number) AKRON, OHIO 44333-8367_______________________________ City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
               [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
               [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         Republic Technologies International Holdings, LLC (the "Company") is in the process of converting major computer systems. This conversion delayed the annual audit process. The Company could not, without unreasonable effort or expense file its Form 10K for the year ended December 31, 2000 with the Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         The Company confirms its intentions to file the report on Form 10K no later than fifteen calendar days after the original due date.

PART IV-- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification


Joseph A. Kaczka            44333-8367             330-670-3215
------------------         -----------           -----------------
(Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X]Yes    [ ] No ______________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ]Yes [X] No
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                Republic Technologies International Holdings, LLC
                -------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
Date March 28, 2001       By /s/ Joseph A. Kaczka
    ---------------------   --------------------------------------